Guardant Health Reports Third Quarter 2020 Financial Results
Q3 2020 Revenue Increase of 23% Over Prior Year Period
REDWOOD CITY, Calif. November 5, 2020 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the quarter ended September 30, 2020.
Recent Highlights
•Revenue of $74.6 million for the third quarter of 2020, an increase of 23% over the corresponding period of 2019
◦Precision oncology revenue of $60.4 million, an increase of 16% over the corresponding period of 2019
◦Development services and other revenue of $14.2 million, an increase of 63% over the corresponding period of 2019
•Reported 16,950 tests to clinical customers and 3,071 tests to biopharmaceutical customers in the third quarter of 2020, representing an increase of 28% and a decrease of 42%, respectively, over the third quarter of 2019
•Received FDA-approval for Guardant360® CDx, becoming the first liquid biopsy test for comprehensive tumor mutation profiling across all solid cancers
•Launched enhanced version of Guardant360 including tumor mutational burden (TMB) and expanded homologous recombination deficiency (HRD) and fusion gene set
•Study published in Nature Medicine shows evidence of Guardant360 liquid biopsy accelerating clinical trial enrollment compared to tissue biopsy
"Our strong performance in the third quarter is a testament to our team’s dedication, as they stay focused on executing for our customers and on our pipeline programs,” said Helmy Eltoukhy, PhD, co-founder and CEO. “While we expect to continue to see impacts related to the pandemic in the fourth quarter, we are confident that the fundamentals of our business are firmly intact. With the FDA approval of Guardant360 CDx behind us and as we look forward to 2021, I am more confident than ever in the opportunity that lies ahead for Guardant to transform patient care across the cancer care continuum.”
Third Quarter 2020 Financial Results
Revenue was $74.6 million for the three months ended September 30, 2020, a 23% increase from $60.8 million for the three months ended September 30, 2019. Precision oncology revenue grew 16% driven predominantly by an increase in average selling price. There were 16,950 clinical tests and 3,071 biopharmaceutical tests performed during the third quarter of 2020. Development services and other revenue increased 63% primarily related to the timing of project related milestones for companion diagnostic development programs.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services and other, was $53.4 million for the third quarter of 2020, an increase of $11.0 million from $42.3 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 72%, as compared to 70% for the corresponding prior year period.
Operating expenses were $127.6 million for the third quarter of 2020, as compared to $59.8 million for the corresponding prior year period, an increase of 113%.
Net loss attributable to Guardant Health, Inc. common stockholders was $77.7 million for the third quarter of 2020, as compared to $12.8 million for the corresponding prior year period. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.78 for the third quarter of 2020, as compared to $0.14 for the corresponding prior year period.
Non-GAAP adjusted EBITDA was $14.6 million loss for the third quarter of 2020, as compared to $9.0 million loss for the corresponding prior year period.
Cash, cash equivalents and marketable securities were $1.1 billion as of September 30, 2020.
2020 Guidance
Guardant Health is not providing 2020 financial guidance due to the continued uncertainties from the impact of COVID-19.
Webcast Information
Guardant Health will host a conference call to discuss the third quarter 2020 financial results after market close on Thursday, November 5, 2020 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.guardanthealth.com. The webcast will be archived and available for replay for at least 90 days after the event.

Non-GAAP Measure
We believe that the exclusion of certain income and expenses in calculating non-GAAP Adjusted EBITDA can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. To derive Adjusted EBITDA, we remove from GAAP results the impact of income (expenses) attributable to material non-cash items, specifically stock-based compensation and fair value remeasurements due to the subjectivity, management judgment, and market fluctuations involved around these amounts. We exclude certain other items because we believe that these income (expenses) do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance.
This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measure prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.
Definition of Non-GAAP Adjusted EBITDA
“Adjusted EBITDA” is defined as net loss attributable to Guardant Health, Inc. common stockholders before: (i) interest income,(ii) interest expense (iii) provision for (benefit from) income taxes, (iv) depreciation and amortization expense, (v) other (income) expense, net, (vi) stock-based compensation expense, (vii) adjustments relating to non-controlling interest and contingent consideration and, if applicable in a reporting period, and (viii) acquisition-related expenses, and other non-recurring items.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360®, Guardant360® CDx, Guardant360 LDT and GuardantOMNI® tests for advanced stage cancer patients. These tests fuel development of our LUNAR program, which aims to address the needs of early stage cancer patients with neoadjuvant and adjuvant treatment selection, cancer survivors with surveillance, asymptomatic individuals eligible for cancer screening and individuals at a higher risk for developing cancer with early detection.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential benefits and advantages of Guardant Health’s platforms, assays and tests, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2019 and in its other reports filed with the Securities and Exchange Commission, including, its Quarterly Report on Form 10-Q for the period ended March 31, 2020. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Carrie Mendivil
investors@guardanthealth.com

Media Contact:
Anna Czene
press@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue:
Precision oncology testing	$60,384	$52,147	$171,621	$123,048
Development services and other	14,185	8,701	36,793	28,430
Total revenue	74,569	60,848	208,414	151,478
Costs and operating expenses:
Cost of precision oncology testing (1)	16,699	16,578	52,699	42,251
Cost of development services and other	4,488	1,936	11,429	6,631
Research and development expense (1)	36,245	24,569	109,580	60,417
Sales and marketing expense (1)	25,095	18,802	75,225	56,048
General and administrative expense (1)	66,294	16,440	123,265	42,540
Total costs and operating expenses	148,821	78,325	372,198	207,887
Loss from operations	(74,252)	(17,477)	(163,784)	(56,409)
Interest income	2,313	4,286	8,271	9,870
Interest expense	(8)	(280)	(30)	(860)
Other (expense) income, net	345	179	2,421	275
Loss before provision for income taxes	(71,602)	(13,292)	(153,122)	(47,124)
Provision for (benefit from) income taxes	68	(202)	116	(1,383)
Net loss	(71,670)	(13,090)	(153,238)	(45,741)
Adjustment of redeemable noncontrolling interest	(6,000)	300	(6,800)	(4,700)
Net loss attributable to Guardant Health, Inc. common stockholders	$(77,670)	$(12,790)	$(160,038)	$(50,441)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.78)	$(0.14)	$(1.66)	$(0.56)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	99,554	93,303	96,659	89,452
(1) Amounts include stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Cost of precision oncology testing	$428	$266	$1,138	$562
Research and development expense	2,369	2,066	7,355	4,704
Sales and marketing expense	2,320	1,458	6,285	2,930
General and administrative expense	50,081	1,694	72,573	3,686
Total stock-based compensation expense	$55,198	$5,484	$87,351	$11,882

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$142,945	$143,228
Short-term marketable securities	870,459	379,574
Accounts receivable, net	36,255	47,986
Inventory	27,731	15,181
Prepaid expenses and other current assets, net	9,898	11,389
Total current assets	1,087,288	597,358
Long-term marketable securities	51,398	268,783
Property and equipment, net	61,882	43,668
Right-of-use assets	36,103	29,140
Intangible assets, net	16,645	8,524
Goodwill	3,290	3,290
Capitalized license fees	50	6,890
Other assets, net	5,453	4,882
Total Assets	$1,262,109	$962,535
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,281	$16,197
Accrued compensation	24,037	18,557
Accrued expenses	22,312	25,703
Deferred revenue	7,337	12,277
Total current liabilities	71,967	72,734
Long-term operating lease liabilities	39,682	33,256
Obligation related to royalty	—	6,880
Other long-term liabilities	1,856	1,672
Total Liabilities	113,505	114,542
Redeemable noncontrolling interest	56,400	49,600
Stockholders’ equity:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 99,897,188 and 94,261,414 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	1,601,188	1,150,090
Accumulated other comprehensive income	3,862	1,111
Accumulated deficit	(512,847)	(352,809)
Total Stockholders’ Equity	1,092,204	798,393
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$1,262,109	$962,535

Guardant Health, Inc.
Reconciliation of Net Loss Attributable to Guardant Health, Inc. Common Stockholders (1) to Non-GAAP Adjusted EBITDA (unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net loss attributable to Guardant Health, Inc. common stockholders	$(77,670)	$(12,790)	$(160,038)	$(50,441)
Adjustments:
Interest income	(2,313)	(4,286)	(8,271)	(9,870)
Interest expense	8	280	30	860
Other (income) expense, net	(345)	(179)	(2,421)	(275)
Provision for (benefit from) income taxes	68	(202)	116	(1,383)
Depreciation and amortization	4,353	2,952	11,462	7,963
Stock-based compensation expense	55,198	5,484	87,351	11,882
Adjustments relating to non-controlling interest and contingent consideration	6,070	(300)	6,680	4,700
Acquisition related expenses (2)	—	—	9,707	422
Adjusted EBITDA (non-GAAP)	$(14,631)	$(9,041)	$(55,384)	$(36,142)

(1) Net Loss attributable to Guardant Health, Inc. common stockholders is the most directly comparable GAAP operating financial measure.
(2) For the nine months ended September 30, 2020, acquisition related expenses consist of a dispute settlement expense of $1.2 million and an IPR&D technology write off for $8.5 million incurred during the three months ended March 31, 2020 in connection with a settlement and a license purchase agreement. For the nine months ended September 30, 2019, acquisition related expenses of $0.4 million primarily include certain diligence, accounting, and legal expenses incurred related to our Bellwether acquisition.